April 17, 2013
Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports First-Quarter 2013 Net Income of $2.6 Billion, or $0.20 per Diluted Share

Business Momentum Continues

•	Deposit Balances up 5 Percent From Q1-12 to $1.1 Trillion

•	First-lien Mortgage Production up 57 Percent From Q1-12 to $24 Billion

•	Global Wealth and Investment Management Reports Record Post-merger Revenue, Net Income and Long-term Assets Under Management Flows

•	Consumer Credit Loss Rates Reaching Five-year Lows

•	Commercial Loan Balances up 17 Percent From Q1-12 to $367 Billion

•	Maintains No. 2 Ranking in Global Investment Bank Fees; up 26 Percent From Q1-12 to $1.5 Billion

•	Noninterest Expense Down Nearly $1.0 Billion From Q1-12, Driven Primarily by Project New BAC Initiatives

•	Significant Progress in Legacy Assets and Servicing; Number of 60+ Days Delinquent Mortgage Loans Down 39 Percent From Q1-12 to 667,000 Loans

Capital and Liquidity Remain Strong

•	Basel 1 with Market Risk Final Rule Tier 1 Common Capital Ratio of 10.58 Percent, up From Pro Forma 10.38 Percent in Prior Quarter A

•	Estimated Basel 3 Tier 1 Common Capital Ratio of 9.42 Percent, up From 9.25 Percent in Prior Quarter B

•	Long-term Debt Down $75.3 Billion From Year-ago Quarter, Driven by Maturities and Liability Management Actions; Time-to-required Funding Remains Strong at 30 Months

•	2013 Capital Plan Actions Expected to Begin in Q2-13; Approved Actions Include $5.5 Billion of Preferred Stock Redemptions and $5 Billion of Common Stock Repurchases

CHARLOTTE — Bank of America Corporation today reported net income of $2.6 billion, or $0.20 per diluted share, for the first quarter of 2013, compared to $653 million, or $0.03 per diluted share, in the first quarter of 2012. Revenue, net of interest expense, on a fully taxable-equivalent (FTE)C basis rose 5 percent to $23.7 billion from $22.5 billion a year ago.

Relative to the same period a year ago, the results for the first quarter of 2013 were driven by increased brokerage income, higher investment banking fees, and improved credit quality across all major portfolios, partially offset by lower mortgage banking income and lower net gains on the sales of debt securities. The first quarter of 2013 included $893 million of pretax annual expense associated with retirement-eligible stock compensation costs, compared to $892 million in the first quarter of 2012. In addition, the year-ago quarter included significant negative Debit Valuation Adjustments (DVA), negative fair value option (FVO) adjustments on structured liabilities and gains on the redemption of debt and trust-preferred securities.

"Our strategy of connecting our customers to all we can do for them is working," said Chief Executive Officer Brian Moynihan. "Solid increases in loan growth to small businesses and middle-market companies, four straight quarters of steady growth in mortgage originations, record earnings in wealth management, and another quarter near the top in investment banking fees show we are balanced, focused and moving forward."

"There were many examples of progress this quarter," said Chief Financial Officer Bruce Thompson. "We reduced noninterest expense by nearly $1 billion year-over-year, and credit costs continued to decline. Our relentless focus on capital, liquidity, and expense reduction enables us to be in position to return excess capital to investors through the previously announced common stock repurchase program and preferred stock redemptions."

Selected Financial Highlights

	Three Months Ended
(Dollars in millions, except per share data)	March 31 2013	December 31 2012	March 31 2012
Net interest income, FTE basis[1]	$10,875	$10,555	$11,053
Noninterest income	12,833	8,336	11,432
Total revenue, net of interest expense, FTE basis	23,708	18,891	22,485
Total revenue, net of interest expense, FTE basis, excluding DVA, FVO and gains on exchanges[2]	23,852	19,610	26,040
Provision for credit losses	1,713	2,204	2,418
Noninterest expense	18,152	18,360	19,141
Net income	$2,623	$732	$653
Diluted earnings per common share	$0.20	$0.03	$0.03

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-25 of this press release. Net interest income on a GAAP basis was $10.7 billion, $10.3 billion and $10.8 billion for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively. Total revenue, net of interest expense, on a GAAP basis was $23.5 billion, $18.7 billion and $22.3 billion for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

[2]
Total revenue, net of interest expense, on an FTE basis excluding DVA, FVO and gains on exchanges are non-GAAP financial measures. DVA losses, net of hedges, were $54 million, $277 million and $1.5 billion for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively. Negative FVO adjustments on structured liabilities were $90 million, $442 million and $3.3 billion for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively. The gains related to subordinated debt repurchases and exchanges of trust-preferred securities were $0 for the three months ended March 31, 2013 and December 31, 2012, and $1.2 billion for the three months ended March 31, 2012.

Revenue, net of interest expense, on an FTE basis rose $1.2 billion, or 5 percent, from the first quarter of 2012, to $23.7 billion, led by higher noninterest income.

Net interest income, on an FTE basis, totaled $10.9 billion in the first quarter of 2013, compared to $10.6 billion in the fourth quarter of 2012 and $11.1 billion in the first quarter of 2012B. The improvement from the fourth quarter of 2012 was driven by the favorable market-related impact of lower premium amortization expense of $340 million, higher commercial loan balances, lower average long-term debt, and lower rates paid on deposits, partially offset by lower consumer loan balances and yields, and the impact of two fewer days in the quarter.

The decline in net interest income from the year-ago quarter was due to the impact of lower consumer loan balances as well as lower asset yields driven by the low rate environment, partially offset by reductions in long-term debt balances and lower rates paid on deposits.

Net interest margin was 2.43 percent in the first quarter of 2013, compared to 2.35 percent in the fourth quarter of 2012 and 2.51 percent in the first quarter of 2012.

Noninterest income increased $1.4 billion from the year-ago quarter. The most significant drivers of the increase were negative FVO adjustments on structured liabilities of $90 million, compared to negative FVO adjustments of $3.3 billion for the first quarter of 2012 and DVA losses, net of hedges, on derivatives of $54 million, compared to DVA losses, net of hedges, of $1.5 billion for the first quarter of 2012. These drivers were partially offset by $1.2 billion of gains related to subordinated debt repurchases and exchanges of trust-preferred securities in the year-ago quarter, lower mortgage banking income and lower net gains on sales of debt securities compared to the first quarter of 2012.

Noninterest expense decreased $1.0 billion compared to the year-ago quarter to $18.2 billion, driven primarily by Project New BAC initiatives to streamline processes and the company's ongoing focus to reduce costs to service delinquent mortgage loans. Excluding litigation costs, noninterest expense in Legacy Assets and Servicing was $2.6 billion in the first quarter of 2013. This compares with $3.1 billion in the prior quarter, which also excludes a $1.1 billion provision for the Independent Foreclosure Review (IFR) acceleration agreement, and $2.7 billion in the first quarter of 2012D.

As previously announced, Bank of America expects total cost savings from Project New BAC to reach $8.0 billion per year, or $2.0 billion per quarter, by mid-2015. The company expects to achieve approximately $1.5 billion in cost savings, per quarter, by the fourth quarter of 2013, representing 75 percent of the quarterly target.

Litigation expense was $881 million in the first quarter of 2013, compared to $916 million in the fourth quarter of 2012 and $793 million in the first quarter of 2012. Included in litigation expense for the first quarter of 2013 is a class action settlement in principle between certain Countrywide entities and various institutional and individual plaintiffs (collectively, the Luther, Maine State, and Western Teamsters plaintiffs) concerning residential mortgage-backed securities (RMBS) issued by subsidiaries of Countrywide Financial Corporation.

The first of these class action lawsuits was filed in November 2007, and they collectively concern the disclosures that were made in connection with 429 Countrywide RMBS offerings issued from 2005 through 2007. The original principal balance of the RMBS involved in these cases exceeded $350 billion, and the unpaid principal balance of these securities as of February 2013 (excluding securities that are the subject of individual or threatened actions) was $95 billion.

Under the settlement in principle, the lawsuits will be dismissed in their entirety, and defendants will receive a global release in exchange for a settlement payment of $500 million. The settlement will not affect investors' rights to receive trust distributions upon final court approval of the $8.5 billion settlement with Bank of New York Mellon as trustee.

The settlement is subject to final court approval. If approved, and all class members who have not already filed or threatened individual suits participate, the settlement is expected to resolve approximately 80 percent of the unpaid principal balance of the Countrywide-issued RMBS as to which securities disclosure claims have been filed or threatened, and approximately 70 percent of the unpaid principal balance of all RMBS as to which securities disclosure claims have been filed or threatened as to all Bank of America-related entities. The amounts to be paid in the settlement are covered by a combination of pre-existing litigation reserves and additional litigation reserves recorded in the quarter ended March 31, 2013.

Income tax expense for the first quarter of 2013 was $1.0 billion on $3.6 billion of pretax income, resulting in a 28 percent effective tax rate. This compares to income tax expense of $66 million on $719 million of pretax income resulting in a 9 percent effective tax rate in the year-ago quarter.

At March 31, 2013, the company had 262,812 full-time employees, down from 267,190 at December 31, 2012 and 278,688 at March 31, 2012.

Business Segment Results
The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth and Investment Management (GWIM), Global Banking, and Global Markets, with the remaining operations recorded in All Other.
Unless otherwise noted, business segment revenue, on an FTE basis, is net of interest expense.

Consumer and Business Banking (CBB)

	Three Months Ended
(Dollars in millions)	March 31 2013	December 31 2012	March 31 2012
Total revenue, net of interest expense, FTE basis	$7,214	$7,212	$7,422
Provision for credit losses	906	961	877
Noninterest expense	4,108	4,141	4,263
Net income	$1,382	$1,421	$1,445
Return on average allocated capital[1,2]	20.05%	-	-
Return on average economic capital[1,2]	-	23.90%	26.05%
Average loans	$129,570	$131,217	$140,341
Average deposits	502,483	484,062	464,023
At period-end
Brokerage assets	$82,616	$75,946	$73,422

[1]
Effective January 1, 2013, the Corporation revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the Corporation updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-25 of this press release.

[2]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-25 of this press release.

Business Highlights

•
Average deposit balances of $502.5 billion increased $38.5 billion, or 8 percent, from the same period a year ago. The increase was driven by growth in liquid products in a low-rate environment and a $7 billion average impact of migration of deposits from Global Wealth and Investment Management. The average rate paid on deposits declined 7 basis points in the first quarter of 2013 to 13 basis points from 20 basis points in the year-ago quarter due to pricing discipline and a shift in the mix of deposits.

•
The number of mobile banking customers increased 30 percent from the year-ago quarter to 12.6 million, and 9.3 million checks were deposited this quarter via Mobile Check Deposits, reflecting a continued focus on enhancing the customer experience.

•	U.S. consumer credit card retail spending per average active account increased 7 percent from the first quarter of 2012.

•	Merrill Edge brokerage assets increased 13 percent from the same period a year ago due to positive account flows and market growth.

•	The company had $2.2 billion in small business loan originations and commitments in the first quarter of 2013, up 29 percent from the year-ago quarter.

•	The company's specialized sales force of financial solutions advisors, mortgage loan officers and small business bankers increased 28 percent in the first quarter of 2013 to nearly 6,400 specialists.

Financial Overview

Consumer and Business Banking reported net income of $1.4 billion, down $63 million, or 4 percent, from the year-ago quarter, due to lower net interest income, partially offset by lower noninterest expense.

Net interest income of $4.8 billion was down $250 million from the year-ago quarter, driven by the continued low-rate environment and lower average loans, partially offset by higher asset and liability management (ALM) activities.

Noninterest expense was down $155 million from the year-ago quarter to $4.1 billion primarily due to lower operating expenses, partially offset by higher litigation expense.

Provision for credit losses increased $29 million from the year-ago quarter to $906 million as improvements in portfolio trends have stabilized.

Consumer Real Estate Services (CRES)

	Three Months Ended
(Dollars in millions)	March 31 2013	December 31 2012	March 31 2012
Total revenue, net of interest expense, FTE basis	$2,312	$475	$2,664
Provision for credit losses	335	485	507
Noninterest expense	4,059	5,607	3,884
Net loss	$(1,308)	$(3,704)	$(1,138)
Average loans and leases	92,963	96,605	109,601
At period-end
Loans and leases	$90,971	$94,660	$108,063

Business Highlights

•
Bank of America funded $25 billion in residential home loans and home equity loans during the first quarter of 2013, up 11 percent from the fourth quarter of 2012, and 56 percent higher than the first quarter of 2012.

•
The residential fundings helped more than 106,000 homeowners either refinance an existing mortgage or purchase a home through our retail channels, including more than 2,700 first-time homebuyer mortgages and more than 37,000 mortgages to low- and moderate-income borrowers.

•
The number of 60+ days delinquent first mortgage loans serviced by Legacy Assets and Servicing declined during the first quarter of 2013 to 667,000 loans from 773,000 loans at the end of the fourth quarter of 2012, and 1.09 million loans at the end of the first quarter of 2012.

Financial Overview

Consumer Real Estate Services reported a net loss of $1.3 billion for the first quarter of 2013, compared to a net loss of $1.1 billion for the same period in 2012. Revenue declined $352 million to $2.3 billion. Noninterest income was $1.6 billion, a decrease of $327 million from the year-ago quarter, driven by lower mortgage banking income due primarily to lower servicing income. Core production revenue was $815 million in the first quarter of 2013, down from $928 million in the year-ago quarter as higher originations were offset by lower margins.

Approximately 91 percent of funded first mortgages were refinances, and 9 percent were for home purchases.
Representations and warranties provision was $250 million in the first quarter of 2013, compared to $282 million in the first quarter of 2012.

The provision for credit losses decreased $172 million from the same period a year ago to $335 million, driven by continued improvements in portfolio trends.

Noninterest expense increased to $4.1 billion from $3.9 billion in the first quarter of 2012, primarily due to an increase of $355 million in litigation expense and higher default-related expenses, which were partially offset by lower mortgage-related assessments, waivers and similar costs related to foreclosure delays, and lower costs due to the divestiture of certain ancillary servicing business units.

Global Wealth and Investment Management (GWIM)

	Three Months Ended
(Dollars in millions)	March 31 2013	December 31 2012	March 31 2012
Total revenue, net of interest expense, FTE basis	$4,421	$4,193	$4,147
Provision for credit losses	22	112	46
Noninterest expense	3,253	3,196	3,232
Net income	$720	$576	$550
Return on average allocated capital[1,2]	29.38%	-	-
Return on average economic capital[1,2]	-	28.36%	34.85%
Average loans and leases	$106,082	$103,785	$98,016
Average deposits	253,413	249,658	239,859
At period-end (Dollars in billions)
Assets under management	$745.3	$698.1	$677.6
Total client balances[3]	2,248.7	2,166.7	2,123.6

[1]
Effective January 1, 2013, the Corporation revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the Corporation updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-25 of this press release.

[2]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-25 of this press release.

[3]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans (including margin receivables).

Business Highlights

•	Record quarterly results in revenue, pretax margin, net income, asset management fees, long-term assets under management (AUM) flows and client balances.

•	Record asset management fees of $1.6 billion, up 9 percent from the year-ago quarter.

•	Long-term AUM flows were a record $20.4 billion, marking the 15th consecutive quarter of positive flows.

•
Period-end deposit balances of $240 billion were flat from the year-ago quarter as organic growth was offset by $19 billion of net migration of deposits to Consumer and Business Banking during the first quarter of 2013. Period-end loan balances grew $9.1 billion, or 9 percent, to a record $107.0 billion.

Financial Overview

Global Wealth and Investment Management net income rose 31 percent from the first quarter of 2012 to $720 million.

Revenue increased 7 percent from the year-ago quarter to $4.4 billion, driven by higher asset management fees related to higher market levels and long-term AUM flows, higher transactional revenue and higher net interest income. The pretax margin was a record 26 percent for the first quarter of 2013, up from 21 percent in the year-ago quarter.

The provision for credit losses decreased $24 million from the year-ago quarter to $22 million driven by improvement in the home equity portfolio. Noninterest expense of $3.3 billion remained relatively unchanged as higher volume-driven expenses and litigation expense were offset by lower other personnel costs.

Client balances rose 6 percent from the year-ago quarter to $2.25 trillion, reflecting higher market levels and net inflows, driven by client activity in long-term AUM, deposits and loans. Assets under management grew $67.7 billion from the first quarter of 2012 to $745.3 billion, driven by long-term AUM flows and market impact.

Global Banking

	Three Months Ended
(Dollars in millions)	March 31 2013	December 31 2012	March 31 2012
Total revenue, net of interest expense, FTE basis	$4,225	$4,138	$4,236
Provision for credit losses	195	179	(245)
Noninterest expense	1,900	1,796	1,997
Net income	$1,338	$1,409	$1,573
Return on average allocated capital[1,2]	21.72%	-	-
Return on average economic capital[1,2]	-	28.09%	31.34%
Average loans and leases	$280,305	$268,364	$266,206
Average deposits	221,492	242,241	210,940

[1]
Effective January 1, 2013, the Corporation revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the Corporation updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-25 of this press release.

[2]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-25 of this press release.

Business Highlights

•	Bank of America Merrill Lynch (BAML) maintained its No. 2 ranking in global net investment banking fees in the first quarter of 2013, based on reported competitor results as of April 17, 2013.

•
According to Dealogic, BAML was ranked among the top three financial institutions in leveraged loans, investment-grade corporate debt, asset-backed securities, convertible debt, mortgage-backed securities and syndicated loans during the first quarter.

•
Average loan and lease balances increased $14.1 billion, or 5 percent, from the year-ago quarter to $280.3 billion with growth in the U.S. and non-U.S. commercial and industrial, leasing and commercial real estate portfolios. Higher period-end balances of $287.3 billion reflect solid loan growth.

•
Average international loans grew 11 percent from the year-ago quarter, driven by gains in the Emerging Markets and Asia Pacific regions. Average international deposits grew 24 percent from the year-ago quarter particularly in Europe and Asia, reflecting the strength of the international franchise.

•
Average deposits rose $10.6 billion, or 5 percent, from the year-ago quarter to $221.5 billion, due to client liquidity. Compared to the prior quarter, average deposits were down $20.7 billion due to the expiration of the Transaction Account Guarantee (TAG) Program, as well as acceleration of certain corporate payments such as dividends.

Financial Overview

Global Banking reported net income of $1.3 billion in the first quarter of 2013, down $235 million from the year-ago quarter, as an increase in provision expense was partially offset by a decline in noninterest expense. Revenue of $4.2 billion was relatively flat from the year-ago quarter, as higher investment banking fees and net interest income were offset by gains on the liquidation of legacy portfolios in the first quarter of 2012.

Firmwide investment banking fees of $1.5 billion, excluding self-led deals, increased 26 percent from the year-ago quarter, mainly due to a strong performance in debt underwriting and advisory fees. Global Banking investment banking fees, excluding self-led deals, increased 21 percent to $762 million from $631 million in the year-ago quarter.

Global Corporate Banking revenue of $1.5 billion and Global Commercial Banking revenue of $1.9 billion remained relatively unchanged compared to the year-ago quarter. Business Lending revenue of $2.0 billion and Treasury Services revenue of $1.4 billion remained in line with the year-ago quarter.

The provision for credit losses increased $440 million from the year-ago quarter to $195 million with stabilization in asset quality as well as growth in commercial loans. Noninterest expense was $1.9 billion, down 5 percent from the year-ago quarter, primarily from lower personnel-related expenses.

Global Markets

	Three Months Ended
(Dollars in millions)	March 31 2013	December 31 2012	March 31 2012
Total revenue, net of interest expense, FTE basis	$5,172	$3,023	$4,411
Total revenue, net of interest expense, FTE basis, excluding DVA[1]	5,227	3,299	5,845
Provision for credit losses	5	17	(13)
Noninterest expense	3,076	2,627	3,239
Net income	$1,358	$183	$828
Net income, excluding DVA[1]	1,393	357	1,731
Return on average allocated capital[2,3]	18.38%	-	-
Return on average economic capital[2,3]	-	5.18%	23.22%
Total average assets	$666,629	$642,252	$573,305

[1]
Total revenue, net of interest expense, on an FTE basis excluding DVA and net income excluding DVA are non-GAAP financial measures. DVA losses were $55 million, $276 million and $1.4 billion for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

[2]
Effective January 1, 2013, the Corporation revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the Corporation updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-25 of this press release.

[3]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-25 of this press release.

Business Highlights

•	Return on average allocated capital was 18.38 percent in the first quarter of 2013, reflecting stable revenues and continued expense discipline.

•	Equities revenue, excluding DVAF, rose 8 percent from the first quarter of 2012, driven by expanding market share and continued growth in client balances.

Financial Overview

Global Markets reported net income of $1.4 billion in the first quarter of 2013, compared to $828 million in the year-ago quarter. Excluding DVAE losses, net income was $1.4 billion in the first quarter of 2013, compared to $1.7 billion in the year-ago quarter.

Global Markets revenue increased $761 million from the year-ago quarter to $5.2 billion. Excluding DVAE, revenue decreased $618 million to $5.2 billion driven by lower sales and trading revenue partially offset by an increase in debt issuance activity. DVA losses were $55 million, compared to $1.4 billion in the year-ago quarter.

Fixed Income, Currency and Commodities sales and trading revenue, excluding DVAF, was $3.3 billion in the first quarter of 2013, a decrease of $829 million from the year-ago quarter, driven by a large gain in the year-ago period in mortgage products, significantly lower spreads, particularly in credit-related products, and less favorable markets in commodities. Equities sales and trading revenue, excluding DVAF, was $1.1 billion, an increase of $90 million, or 8 percent, from the year-ago quarter primarily due to increased client balances in financing businesses.
Noninterest expense declined $163 million to $3.1 billion from the year-ago quarter primarily driven by lower operating costs.

All Other1

	Three Months Ended
(Dollars in millions)	March 31 2013	December 31 2012	March 31 2012
Total revenue, net of interest expense, FTE basis	$364	$(150)	$(395)
Provision for credit losses	250	450	1,246
Noninterest expense	1,756	993	2,526
Net income (loss)	$(867)	$847	$(2,605)
Total average loans	244,557	247,128	270,228

[1]
All Other consists of ALM activities, equity investments, liquidating businesses and other. ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, gains/losses on structured liabilities, and the impact of certain allocation methodologies and accounting hedge ineffectiveness. Equity Investments includes Global Principal Investments (GPI), strategic and certain other investments. Other includes certain residential mortgage loans that are managed by Legacy Assets and Servicing within CRES.

All Other reported a net loss of $867 million in the first quarter of 2013, compared to a net loss of $2.6 billion for the same period a year ago. Revenue increased $759 million to $364 million, driven by a significant decline in negative FVO adjustments on structured liabilities to $90 million in the first quarter of 2013 compared to negative FVO adjustments of $3.3 billion in the year-ago quarter. Equity investment income was $520 million in the first quarter of 2013, up from $429 million in the same period a year ago, reflecting gains on the sale of certain investments in the first quarter. In addition, the year-ago quarter had $1.2 billion in gains related to exchanges of debt and trust-preferred securities. Gains on sales of debt securities were $67 million in the first quarter of 2013, down $645 million from the first quarter of 2012.

The provision for credit losses declined $996 million to $250 million in the first quarter of 2013, compared to a year ago, driven primarily by the impact of an improved home price outlook on the residential mortgage purchased credit-impaired (PCI) portfolio driving a reserve reduction in the current quarter compared to a reserve build a year ago. Noninterest expense includes, before segment allocations, $893 million of pretax annual expense associated with retirement-eligible stock compensation costs in the first quarter of 2013, compared to $892 million in the first quarter of 2012.

Credit Quality

	Three Months Ended
(Dollars in millions)	March 31 2013	December 31 2012	March 31 2012
Provision for credit losses	$1,713	$2,204	$2,418
Net charge-offs[1]	2,517	3,104	4,056
Net charge-off ratio[1,2]	1.14%	1.40%	1.80%
Net charge-off ratio, excluding the PCI loan portfolio[2,3]	1.18	1.44	1.87
Net charge-off ratio, including PCI write-offs[2,3]	1.52	1.90	1.80
At period-end
Nonperforming loans, leases and foreclosed properties	$22,842	$23,555	$27,790
Nonperforming loans, leases and foreclosed properties ratio[4]	2.53%	2.62%	3.10%
Allowance for loan and lease losses	$22,441	$24,179	$32,211
Allowance for loan and lease losses ratio[5]	2.49%	2.69%	3.61%

[1]
Excludes write-offs of PCI loans of $839 million and $1.1 billion for the three months ended March 31, 2013 and December 31, 2012. There were no write-offs of PCI loans for the three months ended March 31, 2012.

[2]	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[3]	Represents a non-GAAP financial measure.

[4]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[5]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve in first quarter of 2013, with net charge-offs declining across nearly all major portfolios and the provision for credit losses decreasing from the fourth quarter of 2012 as well as the year-ago quarter. Additionally, 30+ days performing delinquent loans, excluding fully-insured loans, declined across all consumer portfolios, and reservable criticized balances also continued to decline, down 39 percent from the year-ago period.

Net charge-offs were $2.5 billion in the first quarter of 2013, down from $3.1 billion in the fourth quarter of 2012 and $4.1 billion in the first quarter of 2012. The improvement from both periods was driven by credit quality improvement across nearly all portfolios.

The provision for credit losses was $1.7 billion, a decline of $491 million from the fourth quarter of 2012 and a decline of $705 million from the first quarter of 2012. The provision for credit losses in the first quarter of 2013 was $804 million lower than net charge-offs, resulting in a reduction in the allowance for credit losses. This included a $207 million benefit in the PCI portfolio primarily due to an improved home price outlook. The remaining reduction was driven by improvement in the consumer real estate portfolios, primarily due to increased home prices and continued portfolio improvement, as well as lower levels of bankruptcies and delinquencies across the Card Services portfolio.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 2.20 times in the first quarter of 2013, compared with 1.96 times in the fourth quarter of 2012 and 1.97 times in the first quarter of 2012. The increase was due to the improvement in net charge-offs discussed above. The allowance to annualized net charge-off coverage ratio, excluding PCI, was 1.76 times, 1.51 times and 1.43 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $22.8 billion at March 31, 2013, a decrease from $23.6 billion at December 31, 2012 and $27.8 billion at March 31, 2012.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At March 31 2013	At December 31 2012	At March 31 2012
Total shareholders’ equity	$238,433	$236,956	$232,499
Tier 1 common capital	137,540	133,403	131,602
		Pro forma[2]
Tier 1 common capital ratio including Market Risk Final Rule[1]	10.58%	10.38%	-
Tangible common equity ratio[3]	6.94	6.74	6.58
Common equity ratio	10.10	9.87	9.80
Tangible book value per share[3]	$13.46	$13.36	$12.87
Book value per share	20.30	20.24	19.83

[1]	Includes the Market Risk Final Rule at March 31, 2013 and the pro forma Tier 1 common capital ratio at December 31, 2012, which was adjusted for the estimated impact of the Market Risk Final Rule.

[2]
Pro Forma December 31, 2012 Tier 1 common capital ratio includes the estimated impact of the Market Risk Final Rule, an increase of approximately $78.8 billion of risk-weighted assets, as of December 31, 2012.

[3]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 22-25 of this press release.

Prior to March 31, 2013, reported Basel 1 results were not calculated using the Market Risk Final Rule, which became effective on January 1, 2013. Including the Market Risk Final Rule, the Tier 1 common capital ratio under Basel 1 was 10.58 percent at March 31, 2013, compared with a pro forma Tier 1 common capital ratio of 10.38 percent at December 31, 2012A.

As of March 31, 2013, the company's Tier 1 common capital ratio on a Basel 3 fully phased-in basis was estimated at 9.42 percent, up from 9.25 percent at December 31, 2012B. Basel 3 estimates are based on the company's current understanding of the U.S. Basel 3 NPRs, assuming all regulatory model approvals, except for the potential reduction to the risk-weighted assets resulting from the Comprehensive Risk Measure after one year. Under Basel 3, the Tier 1 common capital ratio increased from the estimate for the fourth quarter of 2012 primarily due to growth in Tier 1 common capital, driven by favorable net income, excluding DVA and FVO, and a benefit from reduced threshold deductions, partially offset by higher unrealized losses on available-for-sale debt securities recognized in other comprehensive income.

At both March 31, 2013 and December 31, 2012, the company's total Global Excess Liquidity Sources were $372 billion, down from $406 billion at March 31, 2012, with long-term debt reductions of $75.3 billion from the year-ago period. Time-to-required funding was 30 months at March 31, 2013, compared to 33 months at December 31, 2012 and 31 months at March 31, 2012. Time-to-required funding includes the $5.5 billion in preferred stock redemptions, which should be completed in May 2013.

During the first quarter of 2013, a cash dividend of $0.01 per common share was paid and the company recorded $373 million in preferred dividends. Period-end common shares issued and outstanding were 10.82 billion and 10.78 billion for the first quarter of 2013 and 2012.

As previously announced, the company plans to repurchase up to $5.0 billion of common stock and redeem approximately $5.5 billion in preferred stock. The timing and exact amount of common share repurchases will be consistent with the company’s capital plan and will be subject to various factors, including the company’s capital position, liquidity, financial performance and alternative uses of capital, stock trading price, and general market conditions, and may be suspended at any time. The common stock repurchases may be effected through open market purchases or privately negotiated transactions, including Rule 10b5-1 plans, over the next four quarters, beginning in the second quarter of 2013.

Tangible book value per shareG increased to $13.46 at March 31, 2013, compared to $13.36 at December 31, 2012 and $12.87 at March 31, 2012. Book value per share was $20.30 at March 31, 2013, compared to $20.24 at December 31, 2012 and $19.83 at March 31, 2012.

------------------------------

A
As of January 1, 2013, the Market Risk Final Rule became effective under Basel 1. The Market Risk Final Rule introduces new measures of market risk including a charge related to a stressed Value-at-Risk (VaR), an incremental risk charge and a comprehensive risk measure, as well as other technical modifications.

B
Basel 3 Tier 1 common capital ratio is a non-GAAP financial measure. For a reconciliation to GAAP financial measures, refer to page 18 of this press release. Basel 3 estimates reflect the company's current understanding of the U.S. Basel 3 NPRs and assume all necessary regulatory model approvals, except for the potential reduction to the risk-weighted assets resulting from the Comprehensive Risk Measure after one year.

C
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. Revenue, net of interest expense, on an FTE basis excluding debit valuation adjustments and fair value option adjustments are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 22-25 of this press release. Net interest income on a GAAP basis was $10.7 billion, $10.3 billion and $10.8 billion for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively. Total revenue, net of interest expense, on a GAAP basis, was $23.5 billion, $18.7 billion and $22.3 billion for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

D Represents a non-GAAP financial measure. Excludes mortgage-related litigation expense of $665 million, $661 million and $289 million for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively. Also excludes $1.1 billion provision for IFR acceleration agreement in the fourth quarter of 2012.

E
Sales and trading revenue, excluding the impact of DVA and net income excluding DVA losses, are non-GAAP financial measures. DVA losses were $55 million, $276 million and $1.4 billion for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

F
Fixed Income, Currency and Commodities (FICC) sales and trading revenue, excluding DVA, and Equity sales and trading revenue, excluding DVA, are non-GAAP financial measures. FICC DVA losses were $65 million, $237 million and $1.3 billion for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively. Equities DVA gains (losses) were $10 million, $(39) million and $(147) million for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

G
Tangible book value per share of common stock is a non-GAAP measure. Other companies may define or calculate this measure differently. For reconciliation to GAAP measures, refer to pages 22-25 of this press release.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss first-quarter 2013 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1734 (international) and the conference ID: 79795.

A replay will be available via webcast through the Bank of America Investor Relations website. A replay of the conference call will also be available beginning at noon on April 17 through midnight, April 25 by telephone at 800.753.8546 (U.S.) or 1.402.220.0685 (international).

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 52 million consumer and small business relationships with approximately 5,400 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, including expectations regarding the timing and amount of cost savings due to Project New BAC; expectations regarding previously announced stock repurchases; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2012 Annual Report on Form 10-K, and in any of Bank of America's subsequent SEC filings; the company's ability to obtain required approvals or consents from third parties with respect to the MSR sale agreements; the company's resolution of remaining differences with the government-sponsored enterprises (GSEs) regarding representations and warranties repurchase claims, including in some cases with respect to mortgage insurance rescissions and foreclosure delays; the company's ability to resolve representations and warranties claims made by monolines and private-label and other investors, including as a result of any adverse court rulings, and the chance that the company could face related servicing, securities, fraud, indemnity or other claims from one or more of the monolines or private-label and other investors; that final court approval of negotiated settlements is not obtained; if future representations and warranties losses occur in excess of the company's recorded liability and estimated range of possible loss for GSE and non-GSE exposures; uncertainties about the financial stability of several countries in the European Union (EU), the increasing risk that those countries may default on their sovereign debt or exit the EU and related stresses on financial markets, the euro and the EU and the company's direct and indirect exposures to such risks; the uncertainty regarding the timing and final substance of any capital or liquidity standards, including the final Basel 3 requirements and their implementation for U.S. banks through rulemaking by the Federal Reserve, including anticipated requirements to hold higher levels of regulatory capital, liquidity and meet higher regulatory capital ratios as a result of final Basel 3 or other capital or liquidity standards; the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the company's businesses and earnings, including as a result of additional regulatory interpretation and rulemaking and the success of the company's actions to mitigate such impacts; the company's satisfaction of its borrower assistance programs under the global settlement agreement with federal agencies and state attorneys general and under the acceleration agreement with the OCC and the Federal Reserve; adverse changes to the company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the company's assets and liabilities; the inherent uncertainty of litigation and, while litigation expense is expected to continue in future periods, it is expected to vary from period to period; unexpected claims, damages and fines resulting from pending or future litigation and regulatory proceedings; the company's ability to fully realize the cost savings and other anticipated benefits from Project New BAC, including in accordance with currently anticipated timeframes; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital

Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Net interest income	$10,664	$10,324	$10,846
Noninterest income	12,833	8,336	11,432
Total revenue, net of interest expense	23,497	18,660	22,278
Provision for credit losses	1,713	2,204	2,418
Noninterest expense	18,152	18,360	19,141
Income (loss) before income taxes	3,632	(1,904)	719
Income tax expense (benefit)	1,009	(2,636)	66
Net income	$2,623	$732	$653
Preferred stock dividends	373	365	325
Net income applicable to common shareholders	$2,250	$367	$328

Earnings per common share	$0.21	$0.03	$0.03
Diluted earnings per common share	0.20	0.03	0.03

Summary Average Balance Sheet	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Total loans and leases	$906,259	$893,166	$913,722
Debt securities	356,399	360,213	341,619
Total earning assets	1,800,786	1,788,936	1,768,105
Total assets	2,212,427	2,210,365	2,187,174
Total deposits	1,075,280	1,078,076	1,030,112
Common shareholders’ equity	218,238	219,744	214,150
Total shareholders’ equity	237,008	238,512	232,566

Performance Ratios	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Return on average assets	0.48%	0.13%	0.12%
Return on average tangible shareholders’ equity (1)	6.53	1.77	1.67

Credit Quality	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Total net charge-offs	$2,517	$3,104	$4,056
Net charge-offs as a % of average loans and leases outstanding (2)	1.14%	1.40%	1.80%
Provision for credit losses	$1,713	$2,204	$2,418

	March 31 2013	December 31 2012	March 31 2012

Total nonperforming loans, leases and foreclosed properties (3)	$22,842	$23,555	$27,790
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (2)	2.53%	2.62%	3.10%
Allowance for loan and lease losses	$22,441	$24,179	$32,211
Allowance for loan and lease losses as a % of total loans and leases outstanding (2)	2.49%	2.69%	3.61%

For footnotes see page 19.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions, except per share data; shares in thousands)

Capital Management	March 31 2013	December 31 2012	March 31 2012

Risk-based capital (4, 5):
Tier 1 common capital	$137,540	$133,403	$131,602
Tier 1 common capital ratio (6, 7)	10.58%	11.06%	10.78%
Tier 1 leverage ratio	7.56	7.37	7.79
Tangible equity ratio (8)	7.83	7.62	7.48
Tangible common equity ratio (8)	6.94	6.74	6.58

Period-end common shares issued and outstanding	10,822,380	10,778,264	10,775,604

Basel 1 to Basel 3 (fully phased-in) Reconciliation (5, 9)	March 31 2013	December 31 2012

Regulatory capital – Basel 1 to Basel 3 (fully phased-in)
Basel 1 Tier 1 capital	$160,098	$155,461
Deduction of qualifying preferred stock and trust preferred securities	(22,558)	(22,058)
Basel 1 Tier 1 common capital	137,540	133,403
Deduction of defined benefit pension assets	(776)	(737)
Change in deferred tax assets and threshold deductions (deferred tax asset timing differences, MSRs and significant investments)	(3,983)	(3,020)
Change in all other deductions, net	(2,032)	(1,020)
Basel 3 (fully phased-in) Tier 1 common capital	$130,749	$128,626
Risk-weighted assets – Basel 1 to Basel 3 (fully phased-in)
Basel 1 risk-weighted assets	$1,299,414	$1,205,976
Net change in credit and other risk-weighted assets	89,313	103,085
Increase due to Market Risk Final Rule	—	81,811
Basel 3 (fully phased-in) risk-weighted assets	$1,388,727	$1,390,872

Tier 1 common capital ratios
Basel 1	10.58%	11.06%
Basel 3 (fully phased-in)	9.42	9.25

	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Common shares issued	44,116	997	239,666
Average common shares issued and outstanding	10,798,975	10,777,204	10,651,367
Average diluted common shares issued and outstanding	11,154,778	10,884,921	10,761,917
Dividends paid per common share	$0.01	$0.01	$0.01

Summary Period-End Balance Sheet	March 31 2013	December 31 2012	March 31 2012

Total loans and leases	$911,592	$907,819	$902,294
Total debt securities	354,709	360,331	346,943
Total earning assets	1,763,737	1,788,305	1,744,452
Total assets	2,174,611	2,209,974	2,181,449
Total deposits	1,095,183	1,105,261	1,041,311
Total shareholders’ equity	238,433	236,956	232,499
Common shareholders’ equity	219,653	218,188	213,711
Book value per share of common stock	$20.30	$20.24	$19.83
Tangible book value per share of common stock (1)	13.46	13.36	12.87

(1)
Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-25.

(2)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(3)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(4)	Reflects preliminary data for current period risk-based capital.

(5)	Basel 1 includes the Market Risk Final Rule at March 31, 2013. At December 31, 2012 and March 31, 2012, Basel 1 did not include the Market Risk Final Rule.

(6)	On a pro-forma basis, under the Market Risk Final Rule, the December 31, 2012 Tier 1 common capital ratio would have been 10.38 percent.

(7)	Tier 1 common capital ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(8)
Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-25.

(9)	Basel 3 estimates are based on the U.S. Basel 3 Advanced NPR.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	First Quarter 2013
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,214	$2,312	$4,225	$5,172	$4,421	$364
Provision for credit losses	906	335	195	5	22	250
Noninterest expense	4,108	4,059	1,900	3,076	3,253	1,756
Net income (loss)	1,382	(1,308)	1,338	1,358	720	(867)
Return on average allocated capital (2, 3)	20.05	n/m	21.72	18.38	29.38	n/m
Balance Sheet
Average
Total loans and leases	$129,570	$92,963	$280,305	n/m	$106,082	$244,557
Total deposits	502,483	n/m	221,492	n/m	253,413	35,550
Allocated capital (2, 3)	28,000	24,000	25,000	30,000	10,000	n/m
Period end
Total loans and leases	$127,502	$90,971	$287,263	n/m	$107,048	$241,407
Total deposits	530,552	n/m	227,647	n/m	239,853	35,758

	Fourth Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,212	$475	$4,138	$3,023	$4,193	$(150)
Provision for credit losses	961	485	179	17	112	450
Noninterest expense	4,141	5,607	1,796	2,627	3,196	993
Net income (loss)	1,421	(3,704)	1,409	183	576	847
Return on average economic capital (2, 3)	23.90	n/m	28.09	5.18	28.36	n/m
Balance Sheet
Average
Total loans and leases	$131,217	$96,605	$268,364	n/m	$103,785	$247,128
Total deposits	484,062	n/m	242,241	n/m	249,658	36,939
Economic capital (2, 3)	23,713	12,474	19,966	14,188	8,149	n/m
Period end
Total loans and leases	$133,287	$94,660	$278,286	n/m	$105,928	$241,980
Total deposits	496,127	n/m	242,596	n/m	266,188	36,060

	First Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,422	$2,664	$4,236	$4,411	$4,147	$(395)
Provision for credit losses	877	507	(245)	(13)	46	1,246
Noninterest expense	4,263	3,884	1,997	3,239	3,232	2,526
Net income (loss)	1,445	(1,138)	1,573	828	550	(2,605)
Return on average economic capital (2, 3)	26.05	n/m	31.34	23.22	34.85	n/m
Balance Sheet
Average
Total loans and leases	$140,341	$109,601	$266,206	n/m	$98,016	$270,228
Total deposits	464,023	n/m	210,940	n/m	239,859	52,529
Economic capital (2, 3)	22,368	14,791	20,200	14,384	6,420	n/m
Period end
Total loans and leases	$137,718	$108,063	$261,480	n/m	$97,953	$266,095
Total deposits	484,003	n/m	211,363	n/m	239,915	42,873

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Effective January 1, 2013, the Corporation revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with the change in methodology, the Corporation updated the applicable terminology in the above table to allocated capital from economic capital as reported in prior periods. For more information, see Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-25.

(3) Return on average allocated capital and return on average economic capital are calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital or average economic capital, as applicable. Allocated capital, economic capital and the related returns are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-25.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Net interest income	$10,875	$10,555	$11,053
Total revenue, net of interest expense	23,708	18,891	22,485
Net interest yield (2)	2.43%	2.35%	2.51%
Efficiency ratio	76.57	97.19	85.13

Other Data	March 31 2013	December 31 2012	March 31 2012
Number of banking centers - U.S.	5,389	5,478	5,651
Number of branded ATMs - U.S.	16,311	16,347	17,255
Ending full-time equivalent employees	262,812	267,190	278,688

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 22-25.

(2)
Calculation includes fees earned on overnight deposits placed with the Federal Reserve and, beginning in the third quarter of 2012, fees earned on deposits, primarily overnight, placed with certain non-U.S. central banks of, $33 million for the first quarter of 2013, and $42 million and $47 million for the fourth and first quarters of 2012, respectively.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Return on average tangible common shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders’ equity measures the Corporation’s earnings contribution as a percentage of average shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total ending shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents ending common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders’ equity as key measures to support our overall growth goals.

Effective January 1, 2013, on a prospective basis, the Corporation adjusted the amount of capital being allocated to its business segments. The adjustment reflects an enhancement to prior-year methodology (economic capital) which focused solely on internal risk-based economic capital models. The enhanced methodology (allocated capital) now also considers the effect of regulatory capital requirements and future business plans in addition to internal risk-based economic capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. The capital allocated to the Corporation's business segments is referred to as allocated capital, a non-GAAP financial measure. Allocated capital in the Corporation's business segments is subject to change over time.
See the tables below and on pages 23-25 for reconciliations of these non-GAAP financial measures with financial measures defined by GAAP for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$10,664	$10,324	$10,846
Fully taxable-equivalent adjustment	211	231	207
Net interest income on a fully taxable-equivalent basis	$10,875	$10,555	$11,053

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$23,497	$18,660	$22,278
Fully taxable-equivalent adjustment	211	231	207
Total revenue, net of interest expense on a fully taxable-equivalent basis	$23,708	$18,891	$22,485

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis

Income tax expense (benefit)	$1,009	$(2,636)	$66
Fully taxable-equivalent adjustment	211	231	207
Income tax expense (benefit) on a fully taxable-equivalent basis	$1,220	$(2,405)	$273

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$218,238	$219,744	$214,150
Goodwill	(69,945)	(69,976)	(69,967)
Intangible assets (excluding mortgage servicing rights)	(6,549)	(6,874)	(7,869)
Related deferred tax liabilities	2,425	2,490	2,700
Tangible common shareholders’ equity	$144,169	$145,384	$139,014

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$237,008	$238,512	$232,566
Goodwill	(69,945)	(69,976)	(69,967)
Intangible assets (excluding mortgage servicing rights)	(6,549)	(6,874)	(7,869)
Related deferred tax liabilities	2,425	2,490	2,700
Tangible shareholders’ equity	$162,939	$164,152	$157,430

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity

Common shareholders’ equity	$219,653	$218,188	$213,711
Goodwill	(69,930)	(69,976)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,379)	(6,684)	(7,696)
Related deferred tax liabilities	2,363	2,428	2,628
Tangible common shareholders’ equity	$145,707	$143,956	$138,667

Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity

Shareholders’ equity	$238,433	$236,956	$232,499
Goodwill	(69,930)	(69,976)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,379)	(6,684)	(7,696)
Related deferred tax liabilities	2,363	2,428	2,628
Tangible shareholders’ equity	$164,487	$162,724	$157,455

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,174,611	$2,209,974	$2,181,449
Goodwill	(69,930)	(69,976)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,379)	(6,684)	(7,696)
Related deferred tax liabilities	2,363	2,428	2,628
Tangible assets	$2,100,665	$2,135,742	$2,106,405

Book value per share of common stock

Common shareholders’ equity	$219,653	$218,188	$213,711
Ending common shares issued and outstanding	10,822,380	10,778,264	10,775,604
Book value per share of common stock	$20.30	$20.24	$19.83

Tangible book value per share of common stock

Tangible common shareholders’ equity	$145,707	$143,956	$138,667
Ending common shares issued and outstanding	10,822,380	10,778,264	10,775,604
Tangible book value per share of common stock	$13.46	$13.36	$12.87

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Reconciliation of return on average allocated capital/economic capital (1)

Consumer & Business Banking

Reported net income	$1,382	$1,421	$1,445
Adjustment related to intangibles (2)	2	3	3
Adjusted net income	$1,384	$1,424	$1,448

Average allocated equity	$58,388	$54,131	$52,890
Adjustment related to goodwill and a percentage of intangibles	(30,388)	(30,418)	(30,522)
Average allocated capital/economic capital	$28,000	$23,713	$22,368

Global Banking

Reported net income	$1,338	$1,409	$1,573
Adjustment related to intangibles (2)	1	1	1
Adjusted net income	$1,339	$1,410	$1,574

Average allocated equity	$49,828	$44,815	$45,060
Adjustment related to goodwill and a percentage of intangibles	(24,828)	(24,849)	(24,860)
Average allocated capital/economic capital	$25,000	$19,966	$20,200

Global Markets

Reported net income	$1,358	$183	$828
Adjustment related to intangibles (2)	2	2	2
Adjusted net income	$1,360	$185	$830

Average allocated equity	$34,645	$18,836	$19,032
Adjustment related to goodwill and a percentage of intangibles	(4,645)	(4,648)	(4,648)
Average allocated capital/economic capital	$30,000	$14,188	$14,384

Global Wealth & Investment Management

Reported net income	$720	$576	$550
Adjustment related to intangibles (2)	4	5	6
Adjusted net income	$724	$581	$556

Average allocated equity	$20,323	$18,489	$16,822
Adjustment related to goodwill and a percentage of intangibles	(10,323)	(10,340)	(10,402)
Average allocated capital/economic capital	$10,000	$8,149	$6,420

For footnotes see page 25.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	First Quarter 2013	Fourth Quarter 2012	First Quarter 2012

Consumer & Business Banking

Deposits

Reported net income	$398	$322	$403
Adjustment related to intangibles (2)	—	—	—
Adjusted net income	$398	$322	$403

Average allocated equity	$35,407	$33,479	$32,219
Adjustment related to goodwill and a percentage of intangibles	(20,007)	(20,013)	(20,030)
Average allocated capital/economic capital	$15,400	$13,466	$12,189

Card Services

Reported net income	$984	$1,099	$1,042
Adjustment related to intangibles (2)	2	3	3
Adjusted net income	$986	$1,102	$1,045

Average allocated equity	$22,981	$20,652	$20,671
Adjustment related to goodwill and a percentage of intangibles	(10,381)	(10,405)	(10,492)
Average allocated capital/economic capital	$12,600	$10,247	$10,179

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Consumer Real Estate Services.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.